Exhibit 8(aa)(2)

Amendment No. 4 to Participation Agreement (American Century)

AMENDMENT NO. 4 TO PARTICIPATION AGREEMENT

Amendment to the Participation Agreement (the “Agreement”), dated May 1, 2001, by and between Transamerica Advisors Life Insurance Company (the “Company”) and American Century Investment Services, Inc. (the “Distributor”).

WHEREAS, the parties executed an amendment dated March 1, 2012 to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 3 to the Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

23. Summary Prospectus. Should the Distributor and the Company desire to permit the distribution of the Funds’ prospectuses pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

(a) For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

(b) The Distributor shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as this Agreement requires that the Distributor provide the Company with Statutory Prospectuses. If a Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Distributor shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

(c) The Distributor shall be responsible for compliance with Rule 498(e).

(d) The Distributor represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Funds. The Distributor further represents and warrants that it or its affiliates have reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

(e) The Distributor agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to a central web page with prominent links to the Funds’ Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund documents required to be posted in compliance with Rule 498. Such Landing Page will contain the investment options available under the Agreement.

(f) The Distributor represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to a Fund. The Distributor further represents and warrants that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

(g) The Company represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates.

(h) Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i) If the Distributor determines that it will end its use of the Summary Prospectus delivery option, the Distributor will provide the Company with at least 60 days’ advance notice of its intent.

(j) The Parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Distributor reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

(k) The Parties agree that all other provisions of this Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.	Existing Section 16 of the Agreement is hereby deleted in its entirety and replaced with the following:

16. Amendment. Except as expressly provided in this Section 16 with respect to Schedule A, neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto. Notwithstanding the foregoing, the Company is permitted to revise or supplement the “Separate Accounts” and “Contracts” information on Schedule A by notice to the Distributor and the Distributor is permitted to revise or supplement the “Funds” information on Schedule A by notice to the Company.

3.	The parties agree to combine existing Exhibits and Schedules of the Agreement into a single schedule hereby referenced as Schedule A, as revised or supplemented from time to time by a party as provided for in the Agreement. Existing Exhibits and Schedules of the Agreement are hereby restated below for clarification.

Exhibit A. Exhibit A of the Agreement is deleted in its entirety and is replaced by Schedule A attached hereto. Exhibit A of Amendment No. 1 to Participation Agreement dated April 14, 2004 (“Amendment No.1”) is deleted in its entirety and is replaced by Schedule A attached hereto.

Exhibit B. Exhibit B of the Agreement is deleted in its entirety and is replaced by Schedule A attached hereto. Exhibit B of Amendment No. 1 is deleted in its entirety and is replaced by Schedule A attached hereto.

Schedule A. Schedule A of Amendment No. 2 to Participation Agreement dated March 3, 2005 is deleted in its entirety and is replaced by Schedule A attached hereto.

Attachment A. For clarification, Attachment A of Amendment No. 3 to Participation Agreement dated March 1, 2012 (“Amendment No. 3”) will not be replaced by Schedule A attached hereto.

All references to existing Exhibits and Schedules in the Agreement, as amended, except for Attachment A in Amendment No. 3, are hereafter a reference to Schedule A.

4.	A new paragraph, numbered consecutively, is added to Section 7. Representations, as follows:

(c) Distributor agrees to promptly notify the Company when any Fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”) or the investment adviser to any Fund is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO on behalf of any Fund. Distributor represents and warrants that the investment adviser to each Fund has claimed an exclusion from the definition of CPO under the CEA and, therefore, is not subject to registration or regulation as a CPO under the CEA. In the event that one of the Funds engages in transactions that necessitate future registration with the CFTC, the investment adviser to the Funds will register as a CPO and comply with applicable regulations with respect to that Fund.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Cindy A. Johnson
Name:	Cindy A. Johnson
Title:	Vice President
Date:	6/20/13

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	7-5-13

SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account A

CONTRACTS

Merrill Lynch Retirement Plus

Merrill Lynch Retirement Power

Merrill Lynch Retirement Optimizer

Merrill Lynch Investor Choice Annuity

FUNDS – Class I

VP International Fund

VP Ultra Fund